Exhibit 99.1
FOR IMMEDIATE RELEASE
February 9, 2022
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2022
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended January 1, 2022. Diluted earnings per share (EPS) from continuing operations for the quarter increased to $0.63 from $0.02 in the prior-year quarter. Excluding certain items(1), diluted EPS for the quarter increased to $1.06 from $0.32 in the prior-year quarter.
“We’ve had a very strong start to the fiscal year, with a significant rise in earnings per share, record revenue and operating income at our domestic parks and resorts, the launch of a new franchise with Encanto, and a significant increase in total subscriptions across our streaming portfolio to 196.4 million, including 11.8 million Disney+ subscribers added in the first quarter,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “This marks the final year of The Walt Disney Company’s first century, and performance like this coupled with our unmatched collection of assets and platforms, creative capabilities, and unique place in the culture give me great confidence we will continue to define entertainment for the next 100 years.”
The following table summarizes the first quarter results for fiscal 2022 and 2021 (in millions, except per share amounts):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Revenues	$21,819	$16,249	34%
Income from continuing operations before income taxes	$1,688	$46	>100%
Total segment operating income(1)	$3,258	$1,332	>100%
Net income from continuing operations(2)	$1,152	$29	>100%
Diluted EPS from continuing operations(2)	$0.63	$0.02	>100%
Diluted EPS excluding certain items(1)	$1.06	$0.32	>100%
Cash (used in) provided by continuing operations	$(209)	$75	nm
Free cash flow(1)	$(1,190)	$(685)	(74) %
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 11 through 13 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Income from continuing operations before income taxes	$1,688	$46	>100%
Add (subtract):
Corporate and unallocated shared expenses	228	232	2%
Restructuring and impairment charges	—	113	100%
Other expense, net	436	—	nm
Interest expense, net	311	324	4%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	595	617	4%
Total segment operating income	$3,258	$1,332	>100%
Since early 2020 the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) and its variants. COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at the Disney Parks, Experiences and Products segment where our theme parks and resorts were closed and cruise ship sailings and guided tours were suspended. These operations resumed at various points since May 2020, initially at reduced operating capacities as a result of COVID-19 restrictions. In fiscal 2020 and 2021, we delayed, or in some cases, shortened or cancelled theatrical releases. In addition, we experienced significant disruptions in the production and availability of content, including the delay of key live sports programming during fiscal 2020 and fiscal 2021.
In fiscal 2022, our domestic parks and experiences are generally operating without significant mandatory COVID-19-related capacity restrictions, such as those that were in place in the prior-year quarter; however, we continue to manage capacity to address ongoing COVID-19 considerations with respect to guest and cast health and safety. Certain of our international operations continue to be impacted by mandatory COVID-19-related capacity and travel restrictions. At the Disney Media and Entertainment segment, our film and television productions have generally resumed, although we have seen disruptions of production activities depending on local circumstances. We have generally been able to release our films theatrically in the current quarter, although certain markets continue to impose restrictions on theater openings and capacity.
We have incurred, and will continue to incur, costs to address government regulations and the safety of our employees, guests and talent, of which certain costs are capitalized and will be amortized over future periods.

The following table summarizes the first quarter segment revenue and segment operating income (loss) for fiscal 2022 and 2021 (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Revenues:
Disney Media and Entertainment Distribution	$14,585	$12,661	15%
Disney Parks, Experiences and Products	7,234	3,588	>100%
Total Revenues	$21,819	$16,249	34%
Segment operating income (loss):
Disney Media and Entertainment Distribution	$808	$1,451	(44) %
Disney Parks, Experiences and Products	2,450	(119)	nm
Total Segment Operating Income	$3,258	$1,332	>100%
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change
	January 1, 2022	January 2, 2021
Revenues:
Linear Networks	$7,706	$7,693	— %
Direct-to-Consumer	4,690	3,504	34%
Content Sales/Licensing and Other	2,433	1,702	43%
Elimination of Intrasegment Revenue(1)	(244)	(238)	(3) %
	$14,585	$12,661	15%
Operating income (loss):
Linear Networks	$1,499	$1,729	(13) %
Direct-to-Consumer	(593)	(466)	(27) %
Content Sales/Licensing and Other	(98)	188	nm
	$808	$1,451	(44) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.
Linear Networks
Linear Networks revenues for the quarter were essentially flat to the prior-year quarter at $7.7 billion, and operating income decreased 13% to $1.5 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	January 1, 2022	January 2, 2021
Supplemental revenue detail
Domestic Channels	$6,152	$6,070	1%
International Channels	1,554	1,623	(4) %
	$7,706	$7,693	— %
Supplemental operating income detail
Domestic Channels	$888	$1,120	(21) %
International Channels	369	375	(2) %
Equity in the income of investees	242	234	3%
	$1,499	$1,729	(13) %
Domestic Channels
Domestic Channels revenues for the quarter increased 1% to $6.2 billion, and operating income decreased 21% to $0.9 billion, which reflected lower operating income at both Cable and Broadcasting.
The decrease at Cable was primarily due to higher programming and production costs and increased marketing spending, partially offset by growth in advertising and affiliate revenue. The increase in programming and production costs was driven by higher costs for the College Football Playoffs (CFP), NFL and MLB programming and an increase in sports production costs due to the cancellation of events in the prior-year quarter. The increases in CFP and NFL programming costs were due to higher contractual rates. The increase in costs for MLB programming was due to airing one playoff game in the current quarter, compared to airing no games in the prior-year quarter. These increases were partially offset by lower costs for NBA and golf programming. In the prior-year quarter as a result of COVID-19, certain NBA games and the Masters shifted out of fiscal 2020 and into the first quarter of fiscal 2021. Advertising revenue growth was due to higher impressions, partially offset by a decrease in rates. The increase in impressions reflected more units delivered and higher average viewership. Higher affiliate revenue was due to an increase in contractual rates, partially offset by fewer subscribers.
The decrease at Broadcasting was due to lower results at the owned television stations primarily due to lower political advertising revenue, partially offset by higher affiliate revenue, which reflected an increase in contractual rates. Results at ABC were comparable to the prior-year quarter, as affiliate revenue growth due to contractual rate increases and lower marketing costs were offset by increased programming and production costs. The increase in programming and production costs was due to a higher cost mix of programming aired in the current quarter. ABC advertising revenue was comparable to the prior-year quarter as higher rates in the current quarter were offset by fewer impressions, reflecting a decrease in average viewership.
International Channels
International Channels revenues for the quarter decreased 4% to $1.6 billion and operating income decreased 2% to $369 million. The decrease at International Channels reflected the closure of channels, partially offset by higher operating income from channels that operated for the entire current and prior-year quarters.
Growth in channels that operated for the entire current and prior-year quarters was due to an increase in advertising revenue driven by higher rates. Programming and production costs were comparable to the prior-year quarter, as an increase in sports programming costs was offset by lower costs for general entertainment programming driven by a lower cost mix of programming in the current year. The increase in sports programming costs was due to higher costs for cricket programming, partially offset by lower costs for soccer programming reflecting fewer games in the current quarter. Higher costs for cricket programming were driven by the airing of International Cricket Council (ICC) T20 World Cup matches in the current quarter, partially offset by the impact of fewer Indian Premier League (IPL) cricket matches in the current quarter compared to the prior-year quarter. The ICC T20 World Cup generally occurs every two years and was not held in the prior-year quarter due to COVID-19. IPL cricket matches typically occur in our second and third fiscal quarters. As a result of COVID-19-related timing shifts, we aired 13 matches in the current quarter and 44 matches in the prior-year quarter.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 34% to $4.7 billion and operating loss increased 27% to $0.6 billion. The increase in operating loss was due to higher losses at Disney+, and to a lesser extent, ESPN+, partially offset by improved results at Hulu.
Lower results at Disney+ reflected higher programming and production, marketing and technology costs, partially offset by an increase in subscription revenue. Higher subscription revenue was due to subscriber growth and increases in retail pricing. The increases in costs and subscribers reflected growth in existing markets and to a lesser extent, expansion to new markets.
Lower results at ESPN+ were driven by higher sports programming costs, partially offset by subscription revenue growth and higher income from Ultimate Fighting Championship (UFC) pay-per-view events. The increase in subscription revenue was due to subscriber growth and, to a lesser extent, an increase in retail pricing. The increase in income from UFC pay-per-view events was due to higher revenue per event, partially offset by the impact of one less event in the current quarter compared to the prior-year quarter.
The increase at Hulu was due to subscription revenue growth, partially offset by higher programming and production costs. Subscription revenue growth was due to an increase in subscribers and higher rates driven by increases in retail pricing for the Hulu Live TV + SVOD service. The increase in programming and production costs was primarily due to higher subscriber-based fees for programming the Live TV service due to rate increases and the carriage of more networks.
The following tables present additional information about our Disney+, ESPN+ and Hulu Direct-to-Consumer (DTC) product offerings(1).
Paid subscribers(2) as of:

(in millions)	January 1, 2022	January 2, 2021	Change
Disney+
Domestic (U.S. and Canada)	42.9	36.3	18%
International (excluding Disney+ Hotstar)(3)	41.1	29.4	40%
Disney+ (excluding Disney+ Hotstar)(4)	84.0	65.7	28%
Disney+ Hotstar	45.9	29.2	57%
Total Disney+(4)	129.8	94.9	37%

ESPN+	21.3	12.1	76%

Hulu
SVOD Only	40.9	35.4	16%
Live TV + SVOD	4.3	4.0	8%
Total Hulu(4)	45.3	39.4	15%

Average Monthly Revenue Per Paid Subscriber(5) for the quarter ended:

	January 1, 2022	January 2, 2021	Change
Disney+
Domestic (U.S. and Canada)	$6.68	$5.80	15%
International (excluding Disney+ Hotstar)(3)	$5.96	$4.73	26%
Disney+ (excluding Disney+ Hotstar)	$6.33	$5.37	18%
Disney+ Hotstar	$1.03	$0.98	5%
Disney+	$4.41	$4.03	9%

ESPN+	$5.16	$4.48	15%

Hulu
SVOD Only	$12.96	$13.51	(4) %
Live TV + SVOD	$87.01	$75.11	16%

(1)In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or as a package that includes all three services (the SVOD Bundle). Effective December 21, 2021, Hulu Live TV + SVOD includes Disney+ and ESPN+ (new Hulu Live TV + SVOD offering), whereas previously, Hulu Live TV + SVOD was offered as a standalone service or with Disney+ and ESPN+ as optional additions (old Hulu Live TV + SVOD offering). Disney+ is available in more than 80 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, our service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+. Depending on the market, our services can be purchased on our websites, through third party platforms/apps or via wholesale arrangements.
(2)Reflects subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to the SVOD Bundle are counted as a paid subscriber for each service included in the SVOD Bundle and subscribers to the old Hulu Live TV + SVOD offering and new Hulu Live TV + SVOD offering are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ offerings. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or both the Disney+ and Star+ services, they are counted as one Disney+ paid subscriber. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
(3)Includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
(4)Total may not equal the sum of the column due to rounding.
(5)Revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on the SVOD Bundle or other offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Starting in December 2021, revenue for the new Hulu Live TV + SVOD offering is allocated to the SVOD services based on the wholesale price of the SVOD Bundle. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms.
The average monthly revenue per paid subscriber for domestic Disney+ increased from $5.80 to $6.68 due to an increase in retail pricing and a lower mix of wholesale subscribers, partially offset by a higher mix of subscribers to the SVOD Bundle.
The average monthly revenue per paid subscriber for international Disney+ (excluding Disney+ Hotstar) increased from $4.73 to $5.96 due to increases in retail pricing.

The average monthly revenue per paid subscriber for Disney+ Hotstar increased from $0.98 to $1.03 due to launches in new territories with higher average prices, partially offset by a higher mix of wholesale subscribers.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.48 to $5.16 primarily due to an increase in retail pricing and higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to the SVOD Bundle.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service decreased from $13.51 to $12.96 due to lower per-subscriber advertising revenue and a higher mix of subscribers to the SVOD Bundle, partially offset by an increase in retail pricing.
The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $75.11 to $87.01 due to increases in retail pricing and higher per-subscriber advertising revenue, partially offset by the impact of the new Hulu Live TV + SVOD offering.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter increased 43% to $2.4 billion and segment operating results decreased from income of $188 million to a loss of $98 million. The decrease in operating results was due to lower theatrical distribution results and higher film cost impairments, partially offset by higher TV/SVOD distribution results.
The decrease in theatrical distribution results was due to losses on titles released in the current quarter, partially offset by income from the co-production of Marvel’s Spider-Man: No Way Home. Titles released in the quarter included West Side Story, Encanto, The King’s Man, Eternals, Nightmare Alley and The Last Duel. There were no significant titles released in the prior-year quarter. The Company incurs significant marketing costs before and throughout the theatrical release, which may result in a loss during theatrical distribution.
Higher TV/SVOD distribution results were due to higher sales of both episodic television and film content. The increase in episodic television content sales reflected more significant titles sold in the current quarter. Higher sales of film content was driven by an increase in sales of library content and more title availabilities in the free television window.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased to $7.2 billion compared to $3.6 billion in the prior-year quarter. Segment operating results increased by $2.6 billion to income of $2.5 billion compared to a loss of $0.1 billion in the prior-year quarter. Operating income for the quarter reflected increases at our parks and experiences businesses, partially offset by a decrease at our consumer products business.
Operating income growth at our domestic parks and experiences was due to higher volumes and, to a lesser extent, increased guest spending, partially offset by higher costs. Higher volumes were due to increases in attendance, occupied room nights and cruise ship sailings. Cruise ships operated at reduced capacities in the current quarter while sailings were suspended in the prior-year quarter. Guest spending growth was due to an increase in average per capita ticket revenue, higher average daily hotel room rates and an increase in food, beverage and merchandise spending. The increase in average per capita ticket revenue was due to attendance mix and the introduction of Genie+ and Lightning Lane. Higher costs were due to an increase in operating costs, due to volume growth, and higher marketing spending. Our domestic parks and resorts were open for the entire current quarter, whereas Disneyland Resort was closed for all of the prior-year quarter, and Walt Disney World Resort operated at reduced capacity due to mandatory COVID-19 restrictions.

The increased operating income at our international parks and resorts was due to growth at Disneyland Paris and Hong Kong Disneyland Resort. Results at Disneyland Paris were due to increases in attendance and occupied room nights, partially offset by higher operating costs. Growth at Hong Kong Disneyland Resort was driven by higher attendance. Disneyland Paris was open for the entire current quarter while only open for 26 days in the prior-year quarter. Hong Kong Disneyland Resort was open for 68 days in the current quarter compared to 42 days in the prior-year quarter. Shanghai Disney Resort and Tokyo Disney Resort were open for the entire quarter in both the current and prior years. Certain of our international operations continue to be impacted by COVID-19-related capacity and travel restrictions.
Lower results at our consumer products business were due to the closure of a substantial number of Disney-branded retail stores in North America and Europe in the second half of fiscal year 2021.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		% Change Better (Worse)
(in millions)	January 1, 2022	January 2, 2021
Supplemental revenue detail
Parks & Experiences
Domestic	$4,800	$1,489	>100%
International	861	378	>100%
Consumer Products	1,573	1,721	(9) %
	$7,234	$3,588	>100%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$1,555	$(798)	nm
International	21	(262)	nm
Consumer Products	874	941	(7) %
	$2,450	$(119)	nm

OTHER FINANCIAL INFORMATION
Restructuring and Impairment Charges
During the prior-year quarter, the Company recorded charges totaling $113 million due to severance.
Other Expense, net
Other expense, net was as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
DraftKings loss	$(432)	$(186)	>(100) %
fuboTV gain	—	186	(100) %
Other	(4)	—	nm
Other expense, net	$(436)	$—	nm
In the current and prior-year quarters, the Company recognized a non-cash loss to adjust its investment in DraftKings, Inc. (DraftKings) to fair value. In the prior-year quarter, the Company recognized a non-cash gain to adjust its investment in fuboTV, Inc. (fuboTV) to fair value.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Interest expense	$(361)	$(404)	11%
Interest, investment income (loss) and other	50	80	(38) %
Interest expense, net	$(311)	$(324)	4%
The decrease in interest expense was primarily due to lower average debt balances and higher capitalized interest.
The decrease in interest income, investment income (loss) and other was due to lower investment gains, partially offset by a favorable comparison of pension and postretirement benefit costs, other than service cost, which was a net benefit in the current quarter and an expense in the prior-year quarter.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$245	$235	4%
Disney Parks, Experiences and Products	(3)	(8)	63%
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$239	$224	7%
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	January 1, 2022	January 2, 2021
Income from continuing operations before income taxes	$1,688	$46
Income tax expense on continuing operations	488	16
Effective income tax rate - continuing operations	28.9%	34.8%
The effective income tax rate in the current quarter was higher than the U.S. statutory rate due to unfavorable adjustments related to prior years. The effective income tax rate in the prior-year quarter was higher than the U.S. statutory rate primarily due to an unfavorable impact from foreign earnings taxed at rates higher than the U.S. statutory rate, partially offset by favorable adjustments related to prior years.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Net income from continuing operations attributable to noncontrolling interests	$(48)	$(1)	>(100) %
The increase in net income from continuing operations attributable to noncontrolling interests was driven by lower losses at Hong Kong Disneyland Resort and Shanghai Disney Resort, partially offset by a higher loss at our DTC sports business.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Cash (used in) provided by operations	$(209)	$75	$(284)
Investments in parks, resorts and other property	(981)	(760)	(221)
Free cash flow(1)	$(1,190)	$(685)	$(505)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 11 through 13.
Cash used in operations was $0.2 billion in the current year compared to cash provided by operations of $0.1 billion in the prior-year quarter. The decrease was due to higher payments of accounts payable and other liabilities and higher spending for film and television content, partially offset by higher operating income.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021
Disney Media and Entertainment Distribution	$169	$177
Disney Parks, Experiences and Products
Domestic	457	336
International	202	183
Total Disney Parks, Experiences and Products	659	519
Corporate	153	64
Total investments in parks, resorts and other property	$981	$760

Capital expenditures increased from $0.8 billion to $1.0 billion due to the temporary suspension of certain capital projects at Disney Parks, Experiences and Products in the prior-year quarter as a result of COVID-19 and higher spend on corporate facilities in the current quarter.
Depreciation expense was as follows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021
Disney Media and Entertainment Distribution	$153	$167
Disney Parks, Experiences and Products
Domestic	398	388
International	168	176
Total Disney Parks, Experiences and Products	566	564
Corporate	48	46
Total depreciation expense	$767	$777
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021
Cash (used in) provided by operations - continuing operations	$(209)	$75
Cash used in investing activities - continuing operations	(987)	(732)
Cash used in financing activities - continuing operations	(280)	(333)
Cash provided by operations - discontinued operations	8	9
Cash used in financing activities - discontinued operations	(12)	—
Impact of exchange rates on cash, cash equivalents and restricted cash	(35)	139
Change in cash, cash equivalents and restricted cash	(1,515)	(842)
Cash, cash equivalents and restricted cash, beginning of period	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$14,488	$17,112

The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended
	January 1, 2022	January 2, 2021	Change
Cash (used in) provided by operations - continuing operations	$(209)	$75	$(284)
Investments in parks, resorts and other property	(981)	(760)	(221)
Free cash flow	$(1,190)	$(685)	$(505)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the first quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended January 1, 2022
As reported	$1,688	$(488)	$1,200	$0.63	>100%
Exclude:
Other expense, net(4)	436	(102)	334	0.18
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	595	(139)	456	0.24
Excluding certain items	$2,719	$(729)	$1,990	$1.06	>100%

Quarter Ended January 2, 2021
As reported	$46	$(16)	$30	$0.02
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	617	(144)	473	0.25
Restructuring and impairment charges(6)	113	(28)	85	0.05
Excluding certain items	$776	$(188)	$588	$0.32
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)In the current quarter, other expense, net was due to a loss from adjusting the Company’s investment in DraftKings, Inc. to fair value ($432 million).
(5)For the current quarter, intangible asset amortization was $435 million, step-up amortization was $157 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $447 million, step-up amortization was $167 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(6)Charges for the prior-year quarter were primarily due to severance costs.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 9, 2022, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements such as future performance, expected or estimated costs or impacts of certain items; the future impact of COVID-19 on our businesses; future business management; expected growth; the future of our business or Company; and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions;
•changes in or pressures from competitive conditions and consumer preferences;
•health concerns and their impact on our businesses and productions;
•international, regulatory, political, or military developments;
•technological developments;
•labor markets and activities;
•adverse weather conditions or natural disasters; and
•availability of content;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•demand for our products and services;
•the performance of the Company’s theatrical and home entertainment releases and other content;
•the advertising market for programming;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2021 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q and annual reports on Form 10-K.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	January 1, 2022	January 2, 2021
Revenues	$21,819	$16,249
Costs and expenses	(19,623)	(15,990)
Restructuring and impairment charges	—	(113)
Other expense, net	(436)	—
Interest expense, net	(311)	(324)
Equity in the income of investees	239	224
Income from continuing operations before income taxes	1,688	46
Income taxes on continuing operations	(488)	(16)
Net income from continuing operations	1,200	30
Loss from discontinued operations, net of income tax benefit of $14 and $4, respectively	(48)	(12)
Net income	1,152	18
Net income from continuing operations attributable to noncontrolling interests	(48)	(1)
Net income attributable to The Walt Disney Company (Disney)	$1,104	$17

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.63	$0.02
Discontinued operations	(0.03)	(0.01)
	$0.60	$0.01
Basic
Continuing operations	$0.63	$0.02
Discontinued operations	(0.03)	(0.01)
	$0.61	$0.01

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,828	1,823
Basic	1,819	1,812
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	January 1, 2022	October 2, 2021
ASSETS
Current assets
Cash and cash equivalents	$14,444	$15,959
Receivables, net	14,882	13,367
Inventories	1,345	1,331
Content advances	1,125	2,183
Other current assets	1,117	817
Total current assets	32,913	33,657
Produced and licensed content costs	30,669	29,549
Investments	3,549	3,935
Parks, resorts and other property
Attractions, buildings and equipment	65,257	64,892
Accumulated depreciation	(38,505)	(37,920)
	26,752	26,972
Projects in progress	4,808	4,521
Land	1,121	1,131
	32,681	32,624
Intangible assets, net	16,574	17,115
Goodwill	78,052	78,071
Other assets	8,873	8,658
Total assets	$203,311	$203,609
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$18,709	$20,894
Current portion of borrowings	6,783	5,866
Deferred revenue and other	4,545	4,317
Total current liabilities	30,037	31,077
Borrowings	47,349	48,540
Deferred income taxes	8,124	7,246
Other long-term liabilities	14,208	14,522
Commitments and contingencies
Redeemable noncontrolling interests	9,283	9,213
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	55,500	55,471
Retained earnings	41,547	40,429
Accumulated other comprehensive loss	(6,276)	(6,440)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	89,864	88,553
Noncontrolling interests	4,446	4,458
Total equity	94,310	93,011
Total liabilities and equity	$203,311	$203,609

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	January 1, 2022	January 2, 2021
OPERATING ACTIVITIES
Net income from continuing operations	$1,200	$30
Depreciation and amortization	1,269	1,298
Net (gain) loss on investments	436	(80)
Deferred income taxes	726	(105)
Equity in the income of investees	(239)	(224)
Cash distributions received from equity investees	223	193
Net change in produced and licensed content costs and advances	507	771
Equity-based compensation	196	134
Pension and postretirement medical benefit cost amortization	155	194
Other, net	(7)	(68)
Changes in operating assets and liabilities:
Receivables	(1,401)	(1,324)
Inventories	(14)	94
Other assets	(115)	(136)
Accounts payable and other liabilities	(2,579)	(642)
Income taxes	(566)	(60)
Cash (used in) provided by operations - continuing operations	(209)	75

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(981)	(760)
Other, net	(6)	28
Cash used in investing activities - continuing operations	(987)	(732)

FINANCING ACTIVITIES
Commercial paper payments, net	(124)	(179)
Borrowings	33	1
Reduction of borrowings	—	(139)
Proceeds from exercise of stock options	33	209
Other, net	(222)	(225)
Cash used in financing activities - continuing operations	(280)	(333)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	8	9
Cash used in financing activities - discontinued operations	(12)	—
Cash (used in) provided by discontinued operations	(4)	9

Impact of exchange rates on cash, cash equivalents and restricted cash	(35)	139

Change in cash, cash equivalents and restricted cash	(1,515)	(842)
Cash, cash equivalents and restricted cash, beginning of period	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$14,488	$17,112

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Christina Robertson
Investor Relations
562-889-2715